Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

Talos Energy Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
	Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.01 per share	Other	43,800,000 (1)	N/A	$0.00(2)	0.00011020	$0.00	—	—	—	—
Fees Previously Paid	—	—	—	—	—	—	—	—	—	—	—	—
	Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—
	Total Offering Amounts					$0.00	0.00011020	$0.00
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fees Due							$0.00

(1)

This Registration Statement on Form S-4 relates to the registration of 43,800,000 shares of common stock of Talos Energy Inc. (the “Registrant”), par value $0.01 per share (“Talos Common Stock”) issued by the Registrant pursuant to the Agreement and Plan of Merger, dated as of September 21, 2022, by and among the Registrant, Talos Production Inc., Tide Merger Sub I Inc., Tide Merger Sub II LLC, Tide Merger Sub III LLC, BCC Enven Investments, L.P. and EnVen Energy Corporation (“EnVen”).

(2)

Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the “Securities Act”), and computed pursuant to Rule 457(f)(2) and (3) of the Securities Act. EnVen is a private company, no public market exists for its securities and EnVen has an accumulated capital deficit. Therefore, the proposed maximum aggregate offering price is equal to: (a) the product of (i) $0.00033, which is an amount equal to one-third of the par value of EnVen’s common stock ($0.001) (“EnVen Common Stock”) and (ii) 38,778,399, which is the total issued and outstanding shares of EnVen Common Stock expected to be exchanged for Talos Common Stock in the proposed mergers, including EnVen Common Stock issuable upon the settlement of EnVen equity awards and conversion of EnVen’s preferred stock into EnVen Common Stock, as described herein; minus (b) $212.5 million, which is the amount of cash expected to be paid by the Registrant in connection with the proposed mergers, to be deducted in accordance with Rule 457(f)(3) of the Securities Act.